April 1, 2009

Dear Vivek Patel,

On behalf of Yelp! Inc. ("Yelp"), I am pleased to offer you a position as Product Manager. As a member of the Product & Engineering Department you will be reporting to Jeremy Stoppelman in San Francisco. Assuming you accept our offer, you will commence this new position on April 13, 2009.

1.	Compensation

The annualized salary for your position is $110,000, payable pursuant to our regular payroll policy (currently, payments are made twice monthly).

Yelp will recommend that its Board of Directors grant you an option to purchase 120,000 shares of Yelp’s common stock with an exercise price equal to the fair market value on the date of the grant. The option will vest according to a four year vesting schedule, with one quarter of the shares vesting at the end of your first year of employment, and the remaining shares vesting ratably on a monthly basis over the next three years. Vesting is conditioned on your continued employment with Yelp. The option will be an incentive stock option to the maximum extent allowed under the tax code, and will be subject to the terms of Yelp’s stock plan and a separate stock option agreement between you and Yelp.

We will also make our standard benefits package available to you, including health, dental, vision, term life insurance, long-term disability, 401K plan, and fifteen days of paid time off per year, prorated for the remainder of the calendar year. Please feel free to contact us for more details about the benefits package.

2.	Miscellaneous

Your employment with Yelp is for an indefinite term. In other words, the employment relationship is "at will" and you have the right to terminate that employment relationship at any time for any reason. Also, although we hope that you will remain with us and be successful here, Yelp retains the right to terminate the employment relationship at any time for any reason. This "at will" employment relationship can only be modified in writing by an authorized officer of Yelp. This paragraph contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment with Yelp.

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Yelp any trade secrets from any former employer.

Your employment is also conditioned upon your agreement and execution of Yelp’s standard confidentiality agreement. You must also provide proof of your ability to legally work within the United States on your first day of employment with Yelp. Finally, your employment is also conditional upon your passing Yelp’s background check.

We are committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to you joining us!

Please sign the bottom of this letter to accept this offer and return the original to me. This offer will terminate if we do not receive confirmation of your acceptance by April 3, 2009.

Sincerely,

Jeremy Stoppelman, CEO
Yelp! Inc.

/s/ Vivek Patel                                    4/2/09
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Employee Acceptance                              Date

Start Date:     4/13/09